Exhibit 10.2
AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT

This Amendment No. 3 to the Employment Agreement for EUGENE J. BREDOW, as previously amended and extended (“Amendment”) is made, effective as of May 4, 2022, by and between NVR, Inc., a Virginia corporation (the “Company”) and EUGENE J. BREDOW (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into an Amended and Restated Employment Agreement, effective as of January 1, 2016, which was subsequently amended on March 1, 2018 and on April 1, 2019, and extended by letter agreement dated November 4, 2020 (collectively, the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to further amend the Employment Agreement to account for the Executive’s change in position.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

A.The term “Vice President and Controller” in the second recital of the Agreement shall be replaced with “President and Chief Executive Officer.”

B.Section 1.1 of the Agreement is hereby stricken and replaced in its entirety with the following:

1.1     Employment by the Company. The Company hereby employs the Executive, for itself and its affiliates, to render exclusive and full-time services to the Company. The Executive will serve in the capacity of President and Chief Executive Officer. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other related duties as may be assigned to him from time to time by the Company’s Board of Directors. The Executive will devote his entire full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such investments or companies do not compete with the Company, subject to the limitations set forth in Section 7.

C.Section 3.1 of the Agreement is hereby stricken and replaced in its entirety with the following:

3.1 Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive an annual Base Salary of EIGHT HUNDRED THOUSAND DOLLARS ($800,000) payable in equal monthly installments of SIXTY THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS AND SIXTY-SIX CENTS ($66,666.66). The Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion may increase, but may not reduce, the Executive’s annual base salary.

D.Section 3.5 of the Agreement is hereby stricken and replaced in its entirety with the following:

3.5 Stock Holding Requirement. The Executive is required to continuously hold at all times NVR, Inc. common stock with a value equal to eight (8) times the Executive’s base salary as then in effect, subject to the Company’s policy titled the NVR, Inc. Stock Holding Requirement for NVR’s Board of Directors (“Directors”) and Certain Members of Senior Management (“Senior Management”), which is incorporated herein by reference. The stock holding requirement described in this Section 3.5 may be adjusted at any time by the Company’s Board of Directors upon thirty days’ written notice, but not more than once in any twelve (12) month period.

E.Section 6.5 of the Agreement is hereby stricken and replaced in its entirety with the following:

6.5 Termination Without Cause. The Company may on sixty (60) days’ notice terminate the Executive’s employment without Cause (as such term is defined in Section 6.4) during the term of this Agreement. In the event of a termination without Cause, as full satisfaction of the Company’s obligations to the Executive, the Executive shall be entitled to receive (i) the Executive’s Base Salary and accrued Annual Bonus for the period ending on the date of termination and (ii) an amount equal to TWO HUNDRED PERCENT (200%) of his then annual Base Salary, paid in a lump sum within 10 days following six months and one day after the date of termination. For purposes of this Section 6.5, the accrued Annual Bonus shall be calculated as one hundred percent (100%) of Base Salary multiplied by the fraction of (x) the number of days in the calendar year through the last day worked by the Executive divided by (y) 365 days (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year). The Executive shall also be provided with outplacement services with a firm jointly selected by the Executive and the Company at a cost not to exceed ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

F.Section 6.7 of the Agreement is hereby stricken and replaced in its entirety with the following:

6.7 Voluntary Termination With Good Reason. In the event of a voluntary termination by the Executive with Good Reason, the Executive shall be entitled to receive the same severance pay and benefits due upon a termination without Cause pursuant to Section 6.5 above. “Good Reason” means (i) a material diminution in the Executive’s authority, duties or responsibilities as described herein; (ii) a requirement that the Executive report to a corporate officer, other than the Company’s Executive Chairman of the Board, or the Company’s Board of Directors; (iii) a material change in the Executive’s principal place of employment to a location that is more than 50 miles from Reston, Virginia; (iv) the failure of any successor of the Company to expressly in writing assume the Company’s obligations under this Agreement; or (v) any other action or inaction that constitutes a material breach by the Company of any agreement between the Executive and the Company or its successor. Notwithstanding the foregoing, the Executive shall not be treated as having terminated with Good Reason unless (a) the Executive notifies the Company in writing of the event or condition constituting Good Reason within sixty (60) days after he knows, or with the exercise of reasonable diligence would have known, of the occurrence of such event or condition; (b) the Company fails within thirty (30) days after receipt of such notice to cure such event and return the Executive to the position he would have been in had the event or condition not occurred; and (c) within thirty (30) days after the end of the cure period described in clause (b), the Executive notifies the Company in writing of his intent to terminate employment; provided, however, that in no event shall the Executive’s failure to notify the Company of the occurrence of any event constituting Good Reason, or to voluntarily terminate as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of his right to resign for Good Reason as a result thereof.

G.Section 6.8 of the Agreement is hereby stricken and replaced in its entirety with the following:

6.8 Voluntary Termination-Change of Control. In the event the Executive voluntarily terminates his employment hereunder in connection with or within one (1) year after a Change of Control of the Company (as defined below), the Executive shall receive a single lump sum payment in an amount equal to TWO HUNDRED PERCENT (200%) of his then annual Base Salary, as well as his accrued pro-rata Annual Bonus through the date of termination (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year). Payment of such amount shall be made in a lump sum within 10 days following six months and one day after the date of termination. For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction or series of transactions (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company, and where there has been a material diminution in the Executive’s authority, duties or responsibilities as described herein.

H.For the avoidance of doubt, upon Executive’s assumption of the role of President and Chief Executive Officer of NVR, Inc., Executive’s appointment as President of NVR

Mortgage Finance, Inc., as described in the parties’ April 1, 2019 Amendment No. 2 to Employment Agreement, shall automatically terminate.

I.Except as set forth in this Amendment, the Agreement shall otherwise remain in full force and effect, with no other changes effected by this Amendment. The parties further acknowledge that the change in the Executive’s title and role noted above coincide with the appointment of Paul Saville as the Executive Chairman of NVR, Inc., and that any change in Executive’s responsibilities and reporting relationships associated with such events, do not constitute Good Reason for purposes of Section 6.7 of the Agreement or provide Executive with grounds to invoke the provisions of Section 6.9 of the Agreement pertaining to a change in senior leadership.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

NVR, INC.		EXECUTIVE
By:	/s/ Gary Brown	/s/ Eugene J. Bredow
Name:	Gary Brown	Name: Eugene J. Bredow
Title:	Senior Vice President, Human
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